Exhibit 10.3

RENASANT CORPORATION
2011 LONG-TERM INCENTIVE COMPENSATION PLAN
AMENDMENT NO. 3

Whereas, Renasant Corporation, a corporation organized and existing under the laws of the State of Mississippi (the “Company”), sponsors and maintains the Renasant Corporation 2011 Long-Term Incentive Compensation Plan, which plan was first adopted by the Board of Directors of the Company on March 1, 2011, and has been subsequently amended (the “Plan”);

Whereas, the Board of Directors of the Company now desires to amend the Plan to include certain governance and tax provisions, such provisions not requiring the consent or approval of the Company’s shareholders, and such amendment otherwise permitted under Section 9.1 of the Plan;

Now, Therefore, the Plan shall be amended as follows, effective as of the date on which this Amendment No. 3 is adopted by the Board of Directors of the Company, unless a later date is provided herein.

1.    Subsection (f) of Section 5.2 of the Plan, entitled “Power and Authority of the Committee,” shall be restated as follows:

“(f) subject to the provisions of Section 6 hereof, extend the exercise period applicable to any Option granted or awarded hereunder.”

2.    Section 9.3 of the Plan, entitled “Withholding,” shall be amended and restated, to read in its entirety as follows:

“9.3    Withholding. As a condition of the vesting, delivery, or other settlement of an Incentive granted or awarded hereunder, the Company shall withhold and remit such Federal, state, and local income and employment taxes as may be required by law to be withheld and remitted. Unless otherwise directed by a Participant herein, the Company shall withhold from the delivery of Common Stock hereunder shares having an aggregate Fair Market Value equal to the amount of such taxes, determined using the income tax rates applicable in each Participant’s taxing jurisdictions, but not exceeding the maximum rates imposed therein, and any applicable employment tax rate.”

3.    Effective for Incentives granted or awarded as of January 1, 2017, or thereafter, Section 9.4 of the Plan shall be amended and restated, to read in its entirety as follows:

“9.4    Change in Control. Notwithstanding any provision of the Plan to the contrary, and unless otherwise provided in an Incentive Agreement, if a Change in Control is consummated before an Incentive granted or awarded hereunder is vested, settled and/or exercisable:

a.
If such Incentive is Restricted Stock, such shares shall vest, be delivered and settled upon the earlier of: (i) the lapse of the applicable Forfeiture Period; or (ii) the date on which a Permitted Separation (as defined below) occurs.

b.
If such Incentive is Options, such Options shall vest and be exercisable upon the earlier of: (i) the date or dates specified in the applicable Incentive Agreement; or (ii) upon the occurrence of a Permitted Separation. Options vested hereunder shall remain exercisable in accordance with their terms, provided that in no event shall the exercise period be less than six months (unless such Options would otherwise expire in accordance with their terms during such six-month period, in which event they shall expire in accordance with their terms).

c.
If any such Incentive is subject to Performance Objectives, such objectives shall be deemed satisfied at the target level; any additional shares or rights shall be deemed forfeited to and cancelled by the Company.

d.	Any Further Holding Period imposed under Section 9.15 hereof shall be deemed satisfied and lapsed.

For avoidance of doubt: (a) nothing contained herein shall be deemed to modify the provisions of Section 6.5 or Section 7.4 hereof, as the case may be, applicable in the event of death, disability, Retirement or Separation From Service on account of Cause; and (b) the payment of cash consideration in exchange for the cancellation of Incentives in connection with a Change in Control shall not be deemed to constitute a material impairment of such incentives, provided that such consideration is determined with reference to the Fair Market Value of Common Stock represented thereby.

As used herein, the term “Permitted Separation” means that a Participant shall, during the 24-month period following the consummation of a Change in Control (the “CIC Period”), Separate From Service involuntarily, other than on account of Cause, or on account of Good Reason. The term “Good Reason” shall have the meaning ascribed to it (or to words of similar import) in any individual change in control, employment, severance or similar agreement between the Company and such Participant. If there is no such individual agreement, the term shall mean that during the CIC Period, such Participant shall Separate From Service on account of a Good Reason Event. The term “Good Reason Event” shall mean and refer to: (i) a material reduction of such Participant’s base salary in effect prior to the Change in Control; (ii) a material reduction of such Participant’s authority, duties or responsibilities in effect prior to the Change in Control (other than a change in title); or (iii) the transfer of such Participant’s primary business location to a primary location that is more than 30 miles from such location prior to the Change in Control. No event or condition shall constitute Good Reason hereunder unless: (a) such Participant gives the Company notice of his or her objection to such event or condition within 30 days following the date such event first occurs (or the date such Participant should have first known of such event, if later); (b) such event or condition is not promptly corrected by the Company, but in no event later than 30 days after receipt of such notice; and (c) the Participant resigns his or her employment not more than 60 days following the expiration of the 30-day period described in subparagraph (b) hereof.
4.    Effective for Incentives granted or awarded as of January 1, 2017, or thereafter, Section 9.15, entitled “Further Holding Period” shall be added to the Plan to read in its entirety as follows:

“9.15    Further Holding Period. Unless otherwise provided in an Incentive Agreement, Net Shares (as defined below) settled and delivered hereunder, whether on account of the exercise of an Option or the lapse of a Forfeiture Period, shall be subject to a further two-year holding period during which such shares shall not be sold, assigned, pledged, mortgaged, transferred or otherwise disposed of (a “Further Holding Period”), provided that:

a.	Such period shall earlier lapse in the event of death or Disability or the consummation of a Change in Control; and

b.
Such limitations shall be applicable as to one-half of a Participant’s Net Shares if such Participant is not subject to Section 16 of the Exchange Act at the time such shares are delivered. For avoidance of doubt, all Net Shares shall be subject to the period described herein if a Participant is subject to the provisions of such act.

As used herein, the term “Net Shares” shall mean and refer to those shares of Common Stock deliverable upon the exercise of an Option or the lapse of a Forfeiture Period, net of the number of shares withheld for: (a) the payment of the Exercise Price, including the payment of such price pursuant to a broker assisted or similar transaction, either as contemplated under Section 6.3 hereof; and (b) taxes as provided in Section 9.3 hereof.”

THIS AMENDMENT NO. 3 was adopted by the Board of Directors of Renasant Corporation on December 20, 2016, to be effective as provided herein.

RENASANT CORPORATION

By:	/s/ E. Robinson McGraw
E. Robinson McGraw
Its:	Chief Executive Officer
Date:	December 20, 2016